Form 3

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange
Act of 1934, Section 17(a) of the Public Utility Holding
Company Act of 1935 or Section 30(h) of the Investment
Company Act of 1940

Table of Contents

General Information
Table I - Non-Derivative Securities Beneficially Owned
Table II - Derivative Securities Beneficially Owned
Explanation of Responses
Signature

General Information

1. Name and Address of Reporting Person
Smitten	Richard	L
(Last)	(First)	(Middle)
1752 NW Third terrace suite 118-C
Fort Lauderdale, FL	33311

2. Date of Event Requiring Statement (Month/Day/Year)
09/ 25/ 2002

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

4. Issuer Name and Ticker or Trading Symbol
Stock Market Solutions, Inc.

5. Relationship of Reporting Person(s) to Issuer
[ x ] Director
[ x ] 10% Owner
[ x ] Officer: President, Secretary
[ 0 ] Other:

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing
[ x ] Form filed by One Reporting Person
[ 0 ] Form filed by More than One Reporting Person
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Table I - Non-Derivative Securities Beneficially Owned

1. Title of Security (Instr. 4)		2. Amount of Securities Beneficially Owned (Instr. 4)	3. Ownership Form: Direct (D) or Indirect (I) (Instr. 5)	4. Nature of Indirect Beneficial Ownership (Instr. 5)

(1)	Common Shares	6,000,000	D

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Table II - Derivative Securities Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 4)
( )

2. Date Exercisable and Expiration Date (Month/Day/Year)
a	Date Exercisable	Expiration Date
( )	/ /	/ /

3. Title and Amount of Securities Underlying Derivative Security (Instr.4)			4. Conversion or Exercise Price of Derivative Security
	Title	Amount	Price
( )

5. Ownership Form of Derivative Security: Direct(D) or Indirect (I) (Instr.5)	6. Nature of Indirect Beneficial Ownership (Instr. 5)
( )

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Explanation of Responses:

/s/ Richard L. Smitten	11/ 06/ 2002
Signature of Reporting Person	Date
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